UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 30, 2013

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 30, 2013, Exar Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Mr. Ryan Benton (or the “Executive”), the Company’s CFO and Senior Vice President.

The term of the Employment Agreement is four years. Under the Employment Agreement, Mr. Benton’s annual base salary was increased from $285,000 to $335,000 (“Base Salary”), effective retroactively to September 9, 2013. Commencing in the 2014 fiscal year, Mr. Benton’s annual incentive bonus target will increase to 50% of his Base Salary under the Company’s Management Incentive Program.

As provided by the Compensation Committee, the Company granted to the Executive an option (the “Option”) to purchase 100,000 shares of the Company’s Common Stock. The exercise price per share for the Option will be equal to the closing price of a share of the Common Stock on October 1, 2013. The Option will be granted under the Company’s 2006 Equity Incentive Plan (the “Plan”) and shall be subject to such further terms and conditions as set forth in a written award agreement to be entered into by the Company and the Executive to evidence the award.

As provided by the Compensation Committee, the Company granted to the Executive an award of 60,000 performance RSUs (the “RSU Award”). The RSU Award shall consist of three equal tranches of 20,000 RSUs (each, a “Tranche”), and will vest over three (3) years in each case as follows:

(i) with respect to the first Tranche, the Executive must be actively and continuously employed through the end of the 2017 fiscal year in order to vest one hundred percent (100%) (hence 33.3% per year for fiscal 2015, 2016 and 2017) and the Company’s Earnings Before Interest and Taxes determined on a non-GAAP basis as the Company has historically reported such amounts to investors during earnings calls (“EBIT”) must meet or exceed 5% of the Company’s Annual Operating Plan Revenue level for the 2014 fiscal year;

(ii) with respect to the second Tranche, the Executive must be actively and continuously employed through the end of the 2018 fiscal year in order to vest one hundred percent (100%) (hence 33.3% per year for fiscal 2016, 2017 and 2018) and (A) the Company’s EBIT for the 2015 fiscal year must be positive and equal to or greater than ten percent (10%) of the Company’s Annual Operating Plan revenues (“AOP Revenue”) level for the 2015 fiscal year and (B) the Company’s revenue as determined in accordance with GAAP and as reported in the Company’s financial statements (“Revenue”) for the 2015 fiscal year must be equal to or greater than 103% of the Company’s Revenue for fiscal year 2014;

(iii) with respect to the third Tranche, Executive must be actively and continuously employed through the end of the 2019 fiscal year in order to vest one hundred percent (100%) (hence 33.3% per year for fiscal 2017, 2018 and 2019) and (A) the Company’s EBIT for the 2016 fiscal year must be positive and equal to or greater than fifteen percent (15%) of the Company’s AOP Revenue level for the 2016 fiscal year; and (B) the Company’s Revenue for the 2016 fiscal year must be equal to or greater than 103% of the Company’s Revenue for fiscal year 2015.

In the event that Mr. Benton is terminated by the Company without Cause or resigns for Good Reason, subject to his delivering a release of claims in favor of the Company, he will be entitled to receive as severance: (i) an amount equal to one times his Base Salary at the annualized rate in effect on his severance date (payable in 12 monthly installments), (ii) a pro rata portion of the Incentive Bonus that he would have been entitled to had he remained an employee through the remainder of the fiscal year in which he was terminated, and (iii) the cost of his COBRA premiums for continued medical coverage for himself and his eligible dependents for up to 12 months after his termination. In addition, Mr. Benton would be entitled to 12 months’ accelerated vesting of his then outstanding equity awards that are subject to time-based vesting requirements only. As to any then-outstanding equity award held by Mr. Benton that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that Mr. Benton will receive 12 months’ credit for purposes of any service-based vesting requirement under such award. In addition, Mr. Benton will be entitled to full acceleration of vesting of any outstanding equity grants if he is terminated without Cause or resigns for Good Reason within twelve months after a Change of Control (as defined in the Employment Agreement).

A copy of the Employment Agreement will be attached to the Company’s Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION
(Registrant)

Date: October 2, 2013	/s/ Louis DiNardo
Louis DiNardo
President & Chief Executive Officer